Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated March 1, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Assured Guaranty Ltd.'s Annual Report on Form 10‑K for the year ended December 31, 2012 and of our report dated April 8, 2013 relating to the financial statements of Assured Guaranty Corp., which appears in Exhibit 99.1 to the Current Report on Form 8‑K of Assured Guaranty Ltd. dated April 8, 2013.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 28, 2013